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                                                                     EXHIBIT 5.1

                       [Letterhead of Grant Prideco, Inc.]
                                   May 3, 2002

Board of Directors
Grant Prideco, Inc.
1450 Lake Robbins Drive
The Woodlands, Texas 77380

Gentlemen:

     I am the General Counsel of Grant Prideco, Inc., a Delaware corporation (the "Registrant"), and have been counsel to the Company in connection with the registration under the Securities Act of 1933 of 321,513 shares of the Registrant's common stock, par value $.01 per share (the "Shares"), which are to be offered upon the terms and subject to the conditions set forth in the Share Purchase Agreement dated May 3, 2002, by and among Scana Industrier, ASA and the Registrant (the "Scana Agreement").

     In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, the Scana Agreement, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Registrant's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

     I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the corporate laws of the State of Delaware (including case law and administrative and regulatory laws, rules and regulations).

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         Grant Prideco, Inc.

                                         By: /s/ Philip A. Choyce
                                             -----------------------------------
                                             Philip A. Choyce
                                             Vice President and General Counsel